Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CUENTAS INC.

Cuentas Inc. (the “Corporation”), a corporation duly organized and existing under the Business Corporation Act of the State of Florida (the “FBCA”), does hereby certify that:

1.	The name of the Corporation is: Cuentas Inc.

2.	The board of directors of the Corporation (the “Board”) duly adopted a resolution proposing and declaring advisable an amendment to its Articles of Incorporation to effect a reverse stock split of the Company’s common stock, $0.001 par value per share (the “Common Stock”) at a ratio of not less than one-for-five (1:5) and not more than one-for-twenty (1:20) to be determined by the Board in its discretion, without any further action by shareholders, or to not proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Company and its shareholders.

3.	That upon effectiveness of this Certificate of Amendment (the “Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to Split Effective Time shall be automatically changed and reclassified into a smaller number of shares such that each thirteen (13) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such shareholders’ old stock certificate. No shareholders will receive cash in lieu of fractional shares.

4.	The aforesaid amendment was duly adopted by the Board on March 17, 2023 in accordance with the applicable provisions of Section 607.0821 of the FBCA. No stockholder action was required to approve the corporate action.

5.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern time on March 24, 2023.

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IN WITNESS WHEREOF, Cuentas Inc. has caused this Certificate to be executed by its duly authorized officer on this 22nd day of March, 2023.

CUENTAS INC.

By:	/s/ Arik Maimon
Name: Arik Maimon
Title: Chairman of the Board